RELEASE IMMEDIATELY

Contact:                 Frank Cinatl       888-ABATIX-X (888-222-8499)                             fcinatl@abatix.com

NASDAQ HALTS TRADING IN ABATIX STOCK

DALLAS, TEXAS, APRIL 16, 2004... ABATIX CORP. (NASDAQ ABIX) today announced that Nasdaq halted trading in Abatix stock pending a review of information related to the April 14, 2004 announcement of Abatix’s distribution agreement with Goodwin Group LLC.

We realize that many shareholders are concerned about the liquidity of their investment caused by this trading halt. Although the timing of the completion of this investigation is currently unknown, the Company is rapidly working to gather the documentation Nasdaq has requested. We are unaware of any other material developments pertaining to the Company which has not been previously disclosed.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental supply and homeland security industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Pacific Coast, Alaska and Hawaii.

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